Exhibit 10.4

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

SEPARATION AGREEMENT AND OFFICER’S RELEASE

This Separation Agreement and Officer’s Release (“Release”) is made and entered into by and between Anand Vadapalli (referred to herein as “Executive”) and Alaska Communications Systems Group, Inc. and its respective affiliates, subsidiaries, and any related or parent company or entity of which they are a part, including their successors and assigns (referred to herein as “the Company” or “Alaska Communications”), each of which is also referred to in this Release as a “party” or collectively with Executive as “the parties.”

RECITALS

A.     The Company has employed Executive as its President and Chief Executive Officer since 2011.

B.     The terms of Executive’s employment with the Company are memorialized in an Employment Agreement between Executive and the Company dated August 5, 2015, as amended by the First Amendment thereto dated October 4, 2017 and the Second Amendment thereto dated May 10, 2018; and were previously memorialized in an Employment Agreement between Executive and the Company dated April 1, 2013 and an Employment Agreement between Executive and the Company dated February 1, 2011 (collectively, the “Employment Agreements”).

C.      Executive and the Company have mutually agreed that the Employment Agreements shall terminate and Executive’s employment with the Company shall end subject to the terms and conditions set forth in this Release.

Now, therefore, the parties agree as follows:

AGREEMENT

1.     In consideration of the benefits provided for in Section 4 below, Executive hereby knowingly and voluntarily waives, releases and forever discharges the Company and all its past, present and future officers, directors, stockholders, employees, independent contractors, agents, representatives, attorneys, insurers, predecessors and successors in interest, (collectively, the “Released Parties”) from any and all actual or potential claims, actions, complaints, charges, demands, rights, suits, liabilities, arbitrations, causes of action, damages, costs, expenses and compensation of any kind whatsoever, except for any claims based on the Released Parties’ gross negligence or willful misconduct, based on any other theory of recovery, whether for compensatory or punitive damages or for equitable or other relief, which Executive ever may have had, now has or may subsequently accrue against the Released Parties, whether known, suspected or unknown to Executive, by reason of facts or circumstances which have occurred on or prior to the date that Executive has signed this Release, and which is in connection with, or in any way related to or arising out of, Executive’s past or present employment or termination of employment with the Company, (“Released Claims”); provided, that such Released Claims shall not include any claims to enforce Executive’s rights (i) to indemnification pursuant to this Release, applicable law or the Company’s Articles of Incorporation, By-Laws or insurance for directors’ and officers’ liability or employment practices insurance coverage; (ii) under any generally applicable employee benefit plans; (iii) as a stockholder of the Company, or (iv) under this Release. Notwithstanding the generality of the preceding sentence, such Released Claims include, without limitation, and to the maximum extent permitted by law, any and all claims under any federal, state or local laws or regulations, and any claims based on tort, contract, breach of fiduciary duty, implied covenant of good faith and fair dealing, violation of public policy, other common law claims or derivative claims and any other theory of recovery or right of rehire, and specifically includes all claims under any applicable employment laws, including without limitation the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Americans with Disabilities Act, the Reconstruction Era Civil Rights Act, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1992, Executive Order 11246, and all state or local laws regarding wage and hour, employment discrimination or employment in general, all as amended.

2.           The Company will indemnify, defend, and hold harmless Executive from and against any claims, causes of action, suits, liability, damages, and costs (including reasonable attorney fees and costs of defense) for any actions arising out of or relating to Executive’s employment with the Company, including but not limited to any actions by any government or regulatory agency or actions alleging employment law violations, so long as such actions do not arise from Executive’s willful violation of law or Corporate Policy. Further, the Released Parties hereby knowingly and voluntarily waive, release and forever discharge Executive from any and all actual or potential claims, actions, complaints, charges, demands, rights, suits, liabilities, arbitrations, causes of action, damages, costs, expenses and compensation of any kind whatsoever, except for claims based on Executive’s gross negligence or willful misconduct, based on any other theory of recovery, whether for compensatory or punitive damages or for equitable or other relief, which the Released Parties ever may have had, now have or may subsequently accrue against Executive, whether known, suspected or unknown to the Released Parties, by reason of facts or circumstances which have occurred on or prior to the date that Company has signed this Release, and which are in connection with or in any way related to or arising out of Company’s past or present employment of Executive or termination of such employment.

3.     Executive hereby represents that he has not filed (or assigned to a third party the right to file) any such Released Claim, nor will he in the future file, or assign to any third party the right to file, any Released Claim against the Company or the Released Parties arising out of or in any way related to or connected with Executive’s employment or the termination of his employment with the Company, to the maximum extent such Released Claims may be legally waived.

4.     Executive’s final day of employment and final day of service as a member of the Company’s Board of Directors is June 30, 2019 (“Separation”). The Employment Agreements are hereby terminated as of Separation, are superseded in their entirety by this Release, and have no further force and effect. In consideration for the agreements, promises and releases provided by Executive in this Release, following the expiration of the seven-day revocation period which is provided for in Section 18 of this Release, and only if such seven-day period has expired without Executive revoking the Release, the Company agrees to provide the following benefits:

(a)

Base pay, annual incentives, and other cash payments and the opportunity to vest stock previously awarded in the future as set forth on the attached Exhibit A, less all relevant taxes and other withholdings.

(b)

If Executive timely and properly elects COBRA continuation health coverage under the Company’s group health plan, Executive will receive continued coverage in the health plan under COBRA through Company-provided premiums until the earliest of: (i) December 31, 2019, or (ii) written notice from Executive to the Company no later than the 15th day of each month that Executive has obtained other health coverage. (Executive has an affirmative obligation to provide such notice if alternative health coverage is obtained.) In addition, Executive is entitled to continue COBRA coverage at his expense in accordance with law.

(c)	This Agreement shall be interpreted and applied in a manner compliant with the requirements of Section 409A of the Internal Revenue Code.

5.   No additional payments shall be made, and Executive hereby specifically waives any and all rights to additional compensation (including all other future incentive compensation, bonuses, stock awards, stock vesting, payments for relocation or COBRA medical insurance beyond that provided herein, and any other payments or benefits, other than his base salary and employee benefits that are generally available to Alaska Communications employees for the period he was employed) that he might otherwise have had, whether under his Employment Agreement, Award Agreement, any document he received from the Company, or any other communication or promise from the Company, its officers, employees or the Board of Directors.

6.   For up to 9 months following the Executive’s final day of service as indicated in Section 4 of this Release, except in cases involving privately arranged block trades, Executive agrees that his daily trading volume in the public markets will not exceed ten percent (10%) of the average daily trading volume during the prior month. For purposes of this agreement, the average daily trading volume in the prior month shall be calculated by dividing the total number of shares traded during the prior month by the number of trading days in the prior month.

7.   Executive and the Company each understand that the foregoing payments and consideration are received by Executive and paid by the Company in connection with the parties’ resolution of all matters between them, including, but not limited to, all matters relating to the employment relationship and the termination of that relationship, and that neither this Release nor the aforesaid payments and consideration are to be construed as an admission on the part of any of either Executive or the Released Parties of any wrongdoing or liability, nor are they to be admissible as evidence in any proceeding, other than for enforcement of the provisions of this Release.

8.   Executive represents and warrants that no promise or inducement to enter into this Release has been offered except as set forth expressly in this Release and that this Release is executed without reliance on any other statement or representation by Alaska Communications. This Release contains the entire agreement between the parties with regard to the matters set forth in it and shall be binding on and inure to the benefit of the successors and assigns of the parties. This Release is the exclusive, final and complete agreement between Executive and the Company, and the terms of this Release are contractual and not merely a recital.

9.   Executive shall keep secret all “Confidential Information” of the Company, and will not disclose any such Confidential Information, directly or indirectly, under any circumstances or by any means, to anyone without the prior written consent of the Company. “Confidential Information” for purposes of this Release includes but is not limited to information about the Company’s customers or potential customers, customer data, pricing and other terms and conditions under which the Company deals with customers or other companies, pricing and other information related to the actual or potential purchase or sale of Company stock, assets or products, financial and securitization arrangements, research materials, manuals, computer programs, systems, data, techniques, network maps, technical information, trade secrets, services and product development information, marketing plans and tactics, lists of suppliers and suppliers’ prices and other terms and conditions, the processes and practices of the Company and any competitor companies, financial information, information prepared for or generated by the Alaska Communications Board of Directors, wages and salary information, labor agreements, personnel information, and any other information designated by the Company as Confidential Information or that Executive knows or should know is Confidential Information, including the Confidential Information of third parties, information subject to non-disclosure or confidentiality agreements, and all other proprietary information of the Company, whether oral, written or in electronic format, including all information defined in the Alaska Communications Corporate Compliance Program Manual as “Proprietary Information.” Executive’s obligation under this Section with respect to any specific item of Confidential Information ceases with respect to that item when the Confidential Information becomes known publicly through a source other than Executive’s disclosure (whether direct or indirect).

10.   For a period of 12 months after Executive’s final day of employment, as indicated in section 4 of this Release, Executive will not, directly or indirectly, be an officer or director of, or be employed by, own, manage, operate, join, control or participate in the ownership, management, operation or control of, any “Competitor” of Alaska Communications. A “Competitor” for purposes of this Release shall include any person or entity which, directly competes with Alaska Communications for business within the state of Alaska, with such Alaska based business representing either: (i) a material portion of such Competitor’s revenues; or (ii) a material focus of Executive’s anticipated responsibilities with such Competitor. The 12-month restrictive period described in this section shall begin running as of Executive’s final day of employment, as indicated in section 4 of this Release, regardless of whether Executive consults with, contracts with, or otherwise continues to provide services to the Company following Executive’s final day of employment.

11.   For a period of 12 months after Executive’s final day of employment, as indicated in section 4 of this Release, Executive shall not, directly or indirectly: (i) solicit, influence, entice, or attempt to solicit, influence or entice, any officer, employee, agent, contractor, consultant, partner, joint venture, vendor, supplier or customer of Alaska Communications to terminate employment or other arrangement with Alaska Communications or to cease a business relationship with Alaska Communications; or (ii) solicit, influence, entice or attempt to solicit, influence or entice any officer, employee, agent, contractor, consultant, potential customer, distributor, partner, joint venture, vender or supplier of Alaska Communications to do business with or in any way become associated with any Competitor of Alaska Communications. The 12-month restrictive period described in this section shall begin running as of Executive’s final day of employment, as indicated in section 4 of this Release, regardless of whether Executive consults with, contracts with, or otherwise continues to provide services to the Company following Executive’s final day of employment.

12.   As a condition of this Release, and subject to section 16 of this Release, Executive agrees not to make any oral or written statement about the Company relating to the Company’s business or business systems, networks, methods, services, products, operations, finances, compliance with laws, or its present or past shareholders, partners, directors, officers, employees, agents, consultants, or other personnel, which is intended to or reasonably likely to disparage or hurt the Company’s reputation. Subject to section 16, Executive also agrees to refrain from assisting any other person or persons with disparaging or harming the Company’s reputation, including without limitation, the reputation of its officers, directors, or employees. The Company agrees that, subject to section 16 of this Release, none of its officers, directors or employees shall make any disparaging public statement, whether oral or written, about Executive, his qualifications, or his work at the Company, that is intended or reasonably likely to disparage or hurt Executive’s reputation.

13.   Executive shall not disclose the terms of his separation or this Release to anyone other than immediate family, financial advisors (if any) or legal counsel and must inform any immediate family, financial advisors, and legal counsel to which this Release is disclosed that they are prohibited from disclosing the terms of this Release to the same extent as Executive.

14.   The parties acknowledge that unquantifiable and irreparable harm may occur as the result of violation or threatened violation of the terms of this Release; therefore, this Release shall be enforceable by either party through injunctive or other equitable relief proceedings before any court of competent jurisdiction, without limiting the moving party’s remedies for monetary or other damages; provided, that any such remedies or judicial proceedings shall not excuse the non-moving party from the continued performance of all obligations under this Release.

15.   Executive agrees to cooperate fully with the Company (i) in the transition of his duties in response to reasonable requests for information about the business or Executive’s involvement and participation therein, including Executive’s contacts with specific customers and potential customers; (ii) in the defense or prosecution of any claims or actions now in existence or which may be brought against or by or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company; and (iii) in connection with any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) as such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. Executive’s full cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Company and/or its counsel at reasonable times and locations, executing accurate and truthful documents, appearing at the Company’s request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing.  In requesting such services, the Company will consider other commitments that Executive may have at the time of the request, and Executive’s availability and obligations under this Section shall in all instances reasonably be subject to Executive’s other commitments.  The Company agrees to reimburse Executive for any reasonable, out-of-pocket travel, hotel and meal expenses incurred in connection with Executive’s performance of obligations pursuant to this Section for which Executive has obtained prior, written approval from the Company. The Company shall reimburse Executive at a rate of $500/hour for any activities performed pursuant to this Section beginning January 1, 2020.

16.   Nothing in this Release is intended to or shall preclude either party from providing testimony that such party reasonably and in good faith believes to be truthful in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law.  Either party shall notify the other party in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the other party a reasonable opportunity to challenge the subpoena, court order or similar legal process.  Moreover, nothing in this Release shall be construed or applied so as to limit any person from providing candid statements that such party reasonably and in good faith believes to be truthful to any governmental or regulatory body or any self-regulatory organization.

17.   Executive represents and warrants that he is not aware of any actions or omissions by any current or former officer, director, employee, agent, consultant, or representative of the Company (including Executive) through the date hereof that were or have been alleged to be (individually or in the aggregate) materially harmful or detrimental to the Company, its business, or its shareholders, including, without limitation, violations of any laws or accounting policies or principles, the taking of unreasonable tax positions, or the furnishing of inaccurate statements, invoices or other reports to any person or entity.

18.   Executive has read this Release carefully, acknowledges that he has 21 days from the date of receipt of this Release to consider all of its terms, and is hereby advised to consult with an attorney and any other advisors of his choosing prior to executing this Release, and he has had ample opportunity to do so. If Executive has signed this Release before the end of this 21 day period, it is because he freely chose to do so after carefully considering its terms, and Executive fully understands that by signing below he is forever voluntarily giving up any right which he may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, and any other discrimination laws, whether federal or state, to the fullest extent permitted by law. He further understands that, under the law, Executive has a period of seven days after signing this Release within which to revoke the Release. To be effective, any such revocation of this Release must actually be received by the General Counsel of the Company within the seven-day revocation period.

19.   Executive represents and acknowledges that he has not been threatened, coerced, or pressured in any manner, nor is he under duress from any source whatsoever, to sign this Release, and he agrees to all of its terms and has executed the Release freely, voluntarily and with full knowledge of its contents.

20.   Each provision of this Release is intended to be severable. In the event a court or governmental agency of competent jurisdiction determines that any term or provision contained in this Release is illegal, invalid or unenforceable, such provision shall be severed from the remainder of the Release and shall not affect the other terms and provisions, which shall remain in full force and effect.

21.   Protected Rights. It is understood and agreed by the undersigned that nothing contained in this Release limits Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (“Government Agencies”). It is further understood that this Release does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Alaska Communications. This Release does not limit Executive’s right to receive an award for information provided to any Government Agencies.

22.   It is understood and agreed by the undersigned that this Release shall be governed by and interpreted in accordance with the laws of the State of Alaska.

IN WITNESS WHEREOF, the parties have executed this Release as of the dates stated below.

Anand Vadapalli	Alaska Communications Systems Group, Inc.

By /s/ Anand Vadapalli	By /s/ David Karp
Anand Vadapalli	David Karp
Chairman of the Board

June 12, 2019	June 12, 2019____________
Date	Date

EXHIBIT A: COMPENSATION SCHEDULE

Component	Negotiated Value	Payment / Vesting Requirements
Base Pay	$210,412.09	Paid in equal biweekly installments through 12/31/2019
Annual Incentive	$447,120.00	Paid at Separation
Existing Unvested Equity Awards		See Note Below
2017 RSU - Tranche 3 of 3	83,340 units	Vests in March 2020
2017 PSU - Tranche 1 of 1	274,146 units	Eligible for vesting with same performance factors and at same time as other executives in 2020
2018 RSU - Tranche 2 of 3	43,763 units	Vests in March 2020
2018 RSU - Tranche 3 of 3	43,764 units	Vests in March 2021
2018 PSU - Tranche 1 of 3	230,021 units	Eligible for vesting with same performance factors and at same time as other executives on or before July 20, 2019
2018 PSU - Tranche 2 of 3	209,873 units	Eligible for vesting with same performance factors and at same time as other executives on or before July 20, 2020
2018 PSU - Tranche 3 of 3	202,483 units	Eligible for vesting with same performance factors and at same time as other executives on or before July 20, 2021
2018 Restricted Cash - Tranche 2 of 3	$78,948.56	Vests in March 2020
2018 Restricted Cash - Tranche 3 of 3	$78,948.56	Vests in March 2021
2018 Performance Cash - Trance 1 of 1	$320,393.66	Eligible for vesting with same performance factors and at same time as other executives in 2021
2019 Long Term Award Equivalency	$855,089.64	Paid at Separation

Note:

The parties intend for the restricted and performance stock units (RSU and PSU) listed above as "Existing Unvested Equity Awards" to vest on schedule as if Executive remained employed by the Company, subject to any applicable performance-based criteria, despite the termination of Executive's employment. Should any applicable award agreement for an "Existing Unvested Equity Award" provide that Executive is ineligible for vesting as a result of the termination of Executive's employment, such agreement is hereby amended to allow for vesting following termination of employment and as is otherwise necessary to effectuate the parties' intent under this Release.

Notwithstanding the foregoing, if the Company enters into a change of control transaction such as an acquisition of the Company, any unvested portion of the "Existing Unvested Equity Awards" listed above as of the date of the definitive agreements for such a transaction shall vest in its entirety upon closing of such transaction.